NEWS RELEASE

PGTI Reports 2017 Fourth Quarter and Fiscal Year Results
Annual Sales of $511 million and Fourth Quarter Sales of $134 million, both beat expectations

VENICE, Fla., February 20, 2018 – PGT Innovations, Inc. (NYSE: PGTI), the leading U.S. manufacturer and supplier of impact-resistant windows and doors, announces financial results for its fourth quarter and fiscal year ended December 30, 2017.

Financial Highlights for Fourth Quarter 2017 versus Fourth Quarter 2016

●	Net sales of $134.1 million, an increase of $24.6 million, or 22 percent
●	Gross margin of 32.0 percent, compared to 28.8 percent
●	Net income of $20.3 million, compared to $4.1 million
●	Adjusted net income of $9.4 million, compared to $5.0 million
●	Net income per diluted share of $0.39, compared to $0.08
●	Adjusted net income per diluted share of $0.18, compared to $0.10

Financial Highlights for Fiscal Year 2017 versus Fiscal Year 2016

●	Net sales of $511.1 million, an increase of $52.5 million, or 11 percent
●	Gross margin of 31.1 percent, compared to 30.6 percent
●	Net income of $39.8 million, compared to $23.7 million
●	Adjusted net income of $31.5 million, compared to $26.6 million
●	Net income per diluted share of $0.77, compared to $0.47
●	Adjusted net income per diluted share of $0.61, compared to $0.53

"PGT Innovations delivered a year of solid growth and execution. We finished 2017 with a strong fourth quarter, on the heels of the most impactful hurricane season Florida has seen in 12 years. I am incredibly proud of our team for assisting affected communities, achieving impressive results, and gaining momentum each month after Hurricane Irma hit in September," stated Jeff Jackson, CEO of PGT Innovations. "For the fourth quarter, we delivered sales of $134 million, increasing 22 percent over last year, bringing annual sales to $511 million, up 11 percent. During 2017, we grew our market share and captured increased demand for impact-resistant products in one of America's strongest markets."

"Hurricane Irma was a real-world test of our industry-leading products. Reports we have received from homeowners and our customers confirm that PGTI's impact-resistant products perform as-promised, protecting life and property against this powerful storm. This is a testament to our commitment for over 37 years to produce high-quality products that are tested to meet some of the most stringent standards in the nation." Jackson commented.

"We believe PGTI is well-positioned to capture a significant share of the increased demand for impact-resistant products expected from heightened, post-Irma awareness, due to our leading market position, breadth of highly-innovative product offerings, and increased advertising," stated Jackson. "As we continue to execute against our strategy of profitable growth and disciplined capital allocation, we expect continued strong performance throughout 2018."

"Our team delivered adjusted EBITDA of $84.1 million in 2017, up 11 percent from last year, and adjusted diluted earnings per share of 61 cents, increasing 15 percent," stated Brad West, PGT Innovations CFO. "This enabled us to generate solid free cash flow during 2017 which we used to further strengthen our balance sheet."

"During 2017, we lowered our leverage significantly by using cash from operations to make a total of $40 million in voluntary prepayments of debt, including $20 million in the fourth quarter," continued West. "Our net debt to adjusted EBITDA ratio, which was 3.4 times in early 2016, driven by acquisitions and related refinancings, has decreased to 2.2 times, a decrease of over 35 percent."

"Due to the Tax Cuts and Jobs Act, which was enacted in December 2017, we recorded a $12.4 million non-cash tax benefit in the fourth quarter relating to the revaluation of our net deferred tax liability," stated West.

Fiscal Year 2018 Outlook

The Company is providing the guidance listed below for its 2018 fiscal year. Management will discuss assumptions underlying this guidance during its upcoming earnings call. For its 2018 fiscal year, the Company currently expects to achieve the following. All comparisons are to fiscal year 2017:

●	Net sales of $550 million to $575 million, increasing 8 percent to 13 percent;
●	Adjusted EBITDA of $95 million to $105 million, increasing 10 percent to 22 percent;
●	Net income per diluted share of $0.81 to $0.98; and
●	Free cash flow of $59 million to $67 million

Beginning in 2018, the Company is updating its reporting of adjusted EBITDA to exclude non-cash stock-based compensation expense. In the above outlook comparison, adjusted EBITDA for 2017 has been adjusted to reflect this change. Comparisons to prior periods in future earnings releases will also be adjusted to reflect this change.

Conference Call

PGT Innovations will host a conference call on Tuesday, February 20, 2018, at 8:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-883-0383 (U.S.) and 412-902-6506 (Canada and international). The conference ID is 0955560. A replay of the call will be available within one hour after the end of the call on February 20, 2018, through March 6, 2018. To access the replay, dial 877-344-7529 (U.S.), 855-669-9658 (Canada) and 412-317-0088 (international) and refer to pass code 10116521.

You may also provide your contact information in advance by using the following link: https://hd.choruscall.com/?callme=true&passcode=0955560&info=company&r=true&b=16. At the time of the call, the phone number you provided will be automatically called and connected to the conference.

About PGT Innovations, Inc.

PGT INNOVATIONS, INC. (NYSE:PGTI), headquartered in North Venice, Florida, through its wholly-owned subsidiaries, creates products which focus on protecting and enhancing the beauty and functionality of homes and businesses. The Company's trusted brands include PGT Custom Windows & Doors, CGI Windows & Doors and WinDoor. PGT Innovations, Inc. holds the leadership position in its primary market and is part of the S&P SmallCap 400 Index. For additional information, visit http://ir.pgtinnovations.com.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may," "expect," "expectations," "outlook," "forecast," "guidance," "intend," "believe," "could," "project," "estimate," "anticipate," "should" and similar terminology. These risks and uncertainties include factors such as:

•	unfavorable changes in new home starts and home remodeling trends, especially in the State of Florida, where the substantial portion of our sales are generated;
•	unfavorable changes in the economy in the United States in general and in the State of Florida, where the substantial portion of our sales are generated;
•	increases in our cost of raw materials, including aluminum, glass and vinyl;
•	our dependence on a limited number of suppliers for certain of our key materials;
•	increases in our transportation costs;
•	our level of indebtedness;
•	our dependence on our impact-resistant product lines;
•	our ability to successfully integrate businesses we may acquire;
•	product liability and warranty claims brought against us;
•	federal, state and local laws and regulations, including unfavorable changes in local building codes;
•	our dependence on a limited number of manufacturing facilities;
•	the continuing post-storm impact of Hurricane Irma on our customers and markets, demand for our products, and our financial and operational performance related thereto; and,
•
the other risks and uncertainties discussed under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016, and our subsequently filed quarterly reports on Form 10-Q, filed with the SEC.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) demand for our products going forward; (2) the benefits expected from the heightened awareness from Hurricane Irma and the benefits of impact-resistant window and door products; (3) the Company's ability to capture a meaningful share of any increased demand for impact-resistant products; (4) the benefits expected from our post-Irma advertising; (4) our financial and operational performance for our 2018 fiscal year, including our "Fiscal Year 2018 Outlook" set forth in this press release; (5) new housing starts and housing market conditions in 2018 and beyond, especially with respect to the State of Florida; (6) our ability to increase our market share; (7) the breadth and innovativeness of our product offerings; and (8) the ability of our management team and employees to execute our strategy. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the Company's future earnings potential. However, these measures do not provide a complete picture of our operations.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculations of adjusted net income, adjusted net income per share, and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

SOURCE: PGT Innovations, Inc.

CONTACT: PGT Innovations, Inc.
Brad West, Senior Vice President and CFO
941-480-1600
bwest@pgtinnovations.com

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	Dec. 30,	Dec. 31,	Dec. 30,	Dec. 31,
	2017	2016	2017	2016

Net sales	$134,100	$109,504	$511,081	$458,550
Cost of sales	91,156	77,945	352,097	318,452
Gross profit	42,944	31,559	158,984	140,098
Selling, general and administrative expenses	26,418	20,786	98,803	83,995
Fair value adjustment to contingent consideration	-	-	-	(3,000)
Income from operations	16,526	10,773	60,181	59,103
Interest expense, net	5,287	5,190	20,279	20,125
Debt extinguishment costs	-	-	-	3,431
Income before income taxes	11,239	5,583	39,902	35,547
Income tax expense (benefit)	(9,054)	1,461	63	11,800
Net income	$20,293	$4,122	$39,839	$23,747

Basic net income per common share	$0.41	$0.08	$0.80	$0.49

Diluted net income per common share	$0.39	$0.08	$0.77	$0.47

Weighted average common shares outstanding:
Basic	49,721	49,077	49,522	48,856

Diluted	51,915	50,737	51,728	50,579

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	Dec. 30,	Dec. 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$34,029	$39,210
Accounts receivable, net	60,308	41,646
Inventories	37,816	30,511
Prepaid expenses, other current assets and asset held for sale (1)	12,363	11,010
Total current assets	144,516	122,377

Property, plant and equipment, net	84,133	84,209
Intangible assets, net	115,043	120,930
Goodwill	108,060	108,060
Other assets, net	1,367	1,072
Total assets	$453,119	$436,648

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$41,085	$22,803
Current portion of long-term debt	294	-
Total current liabilities	41,379	22,803

Long-term debt, less current portion	212,679	247,873
Deferred income taxes, net	22,772	31,838
Other liabilities	964	1,282
Total liabilities	277,794	303,796

Total shareholders' equity	175,325	132,852
Total liabilities and shareholders' equity	$453,119	$436,648

(1) At December 31, 2017, includes $3.2 million of assets held for sale related to the sale of machinery and equipment to Cardinal Glass Industries.

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	Dec. 30,	Dec. 31,	Dec. 30,	Dec. 31,
	2017	2016	2017	2016
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income (2)	$20,293	$4,122	$39,839	$23,747
Reconciling items:
Hurricane Irma-related costs (3)	250	-	1,341	-
Management reorganization and
other corporate costs (4)	113	436	828	650
WinDoor transition costs (5)	994	-	1,687	-
Write-offs of deferred lenders fees and
discount relating to debt prepayments (6)	909	-	1,889	-
Thermal Plastic System start-up costs (7)	-	628	517	628
Fair value adjustment to contingent
consideration (8)	-	-	-	(3,000)
Refinancing- and acquisition-related costs (9)	-	-	-	4,632
Product line termination costs (10)	-	323	-	1,431
Tax effect of Tax Cuts and Jobs Act (11)	(12,408)	-	(12,408)	-
Tax effect of reconciling items	(799)	(493)	(2,209)	(1,532)
Adjusted net income	$9,352	$5,016	$31,484	$26,556
Weighted-average diluted shares (2)	51,915	50,737	51,728	50,579
Adjusted net income per share - diluted	$0.18	$0.10	$0.61	$0.53
Reconciling items:
Depreciation and amortization expense	5,208	4,189	19,528	15,673
Interest expense, net	5,287	5,190	20,279	20,125
Income tax expense (benefit)	(9,054)	1,461	63	11,800
Tax effect of reconciling items	799	493	2,209	1,532
Write-offs of deferred lenders fees and
discount relating to debt prepayments (6)	(909)	-	(1,889)	-
Tax effect of Tax Cuts and Jobs Act (11)	12,408	-	12,408	-
Adjusted EBITDA	$23,091	$16,349	$84,082	$75,686
Adjusted EBITDA as percentage of net sales	17.2%	14.9%	16.5%	16.5%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed February 20, 2018.

(2) Effective on January 1, 2017, we adopted Financial Accounting Standards Board ASU No. 2016-09, "Compensation - Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting" (ASU 2016-09). ASU 2016-09 changes the accounting for excess tax benefits by requiring that they be treated as discrete items of income tax expense in the period they occur. For the three months and year ended December 30, 2017, income tax expense has been reduced by $677 thousand and $1.8 million, respectively, relating to excess tax benefits on the exercise of stock options and the lapse of restrictions on stock awards. ASU 2016-09 also changed the treasury stock method of calculating diluted shares outstanding to exclude the presumption that common stock equivalents can be reduced by repurchasing shares using excess tax benefits. For the three months and year ended December 30, 2017, diluted shares outstanding includes 759 thousand and 808 thousand shares, respectively, that prior to the adoption of ASU 2016-09 would have been presumed to be bought-back with the proceeds of excess tax benefits, and therefore not outstanding. For the three months and year ended December 30, 2016, diluted shares outstanding would have increased by 740 thousand and 733 thousand shares, respectively, if we had adopted ASU 2016-09 at the beginning of our 2016 fiscal year.

(3) Represents community outreach costs, recovery-related expenses and other disruption costs caused by Hurricane Irma in early September 2017, some of which carried into the fourth quarter of 2017, of which $250 thousand is classified within selling, general and administrative expenses in the three months ended December 30, 2017, and $345 thousand is classified within cost of sales and $996 thousand is classified within selling, general and administrative expenses in the year ended December 30, 2017.

(4) In 2017, represents costs associated with planned changes in our management structure, directed towards maximizing the effectiveness and efficiency of the Company's leadership team, classified within selling, general and administrative expenses in the three months and year ended December 30, 2017. In 2016, represents special project costs relating to outside efficiency improvement experts, included in selling, general and administrative expenses in the three months and year ended December 31, 2016.

(5) Represents costs relating to operating inefficiencies caused by changes in WinDoor's leadership and its supply chain for glass, of which $600 thousand in the three months ended and $1.2 million in the year ended December 30, 2017 is classified within cost of sales, and the remainders in both periods classified within selling, general and administrative expenses.

(6) Represents non-cash charges relating to write-offs of deferred lenders fees and discount relating to voluntary prepayments of borrowings outstanding under the term loan portion of the 2016 Credit Agreement totaling $20.0 million made during the 2017 fourth quarter, and $40.0 million in the year of 2017, included in interest expense, net, in the three months and year ended December 30, 2017.

(7) Represents costs incurred associated with the start-up of our Thermal Plastic Spacer system insulated glass lines, all of which is classified within cost of sales.

(8) Represents fair value adjustment resulting in the reversal of the liability for the earn-out contingency of $3 million established in the acquisition of WinDoor on February 16, 2016.

(9) Represents costs and expenses relating to our February 16, 2016, acquisition of WinDoor, Inc., and simultaneous refinancing of our then existing credit facility into the 2016 Credit Agreement, as well as the minor acquisition completed in the 2016 third quarter. Of the $4.6 million, $3.4 million represents and is classified as debt extinguishment costs, and $902 thousand represents transaction- and refinancing-related costs and expenses classified within selling, general and administrative expenses in the year ended December 31, 2016. Costs of $299 thousand in the year ended December 31, 2016, represent post-acquisition costs and are classified within selling, general and administrative expenses in both periods.

(10) Represents product line relocation costs relating to the execution of planned manufacturing efficiency strategies, $143 thousand of which is classified within cost of sales and $180 thousand of which is classified within selling, general and administrative expenses in the three months ended December 31, 2016. The remaining $1.1 million represents product discontinuances in the first nine months of 2016, including our Architectural Systems aluminum and PremierVue vinyl impact products, of which $833 thousand is classified within cost of sales, and $275 thousand is classified within selling, general and administrative expenses in the year ended December 31, 2016.

(11) Represents a discrete non-cash tax benefit recorded in the three months ended December 30, 2017 relating to accounting for the decrease in our net deferred tax liability due to the reduction in the Federal corporate income tax rate under the Tax Cuts and Jobs Act legislation enacted on December 22, 2017.